                       NOVATION TO PARTICIPATION AGREEMENT

WHEREAS, on April 30, 2004, a Participation Agreement (the "Agreement") was entered into by and among Ameritas Variable Life Insurance Company ("AVLIC"), on its own behalf and on behalf of Ameritas Variable Life Insurance Co Separate Account V and Ameritas Variable Life Insurance Co Separate Account VA-2 of AVLIC (the "Separate Accounts"), AIM Variable Insurance Funds (the "Fund"), AIM Distributors, Inc. (the "Adviser") and Ameritas Investment Corp. ("AIC") whereby AVLIC issues certain individual variable life and/or variable annuity contracts (the "Contracts"), the Fund acts as the underlying investment vehicle of such contracts and the Adviser serves as investment adviser to the Fund. A copy of the Agreement is attached hereto and made a part hereof. The Agreement, by its terms, provides for amendment upon the written agreement of all parties; and

WHEREAS, the closing of the merger of AVLIC with and into Ameritas Life Insurance Corp. ("Ameritas"), with Ameritas as the surviving company (the "Merger") is currently scheduled to occur after the close of business on April 30, 2007; It is therefore agreed:

1. Substitution of Party - The Agreement is amended to provide for Ameritas to act as the issuer of the Contracts in substitution of AVLIC.

2. Change of Name - The Agreement is amended to reflect the change of the names of the following Separate Accounts from "Ameritas Variable Life Insurance Co Separate Account V" and "Ameritas Variable Life Insurance Co Separate Account VA-2" to "Ameritas Variable Separate Account V" and "Ameritas Variable Separate Account VA-2."

3. Performance of Duties - Ameritas hereby assumes and agrees to perform the duties previously performed by AVLIC under the Agreement.

4. Assumption. of Rights - Ameritas hereby assumes the rights previously held by AVLIC under the Agreement.

5. Effective Date - This Novation shall take effect as of the actual closing date of the Merger, and such effectiveness is conditioned upon the closing of the Merger. Ameritas will notify the other parties hereto of any change in the scheduled closing date and of the actual closing date.

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In witness whereof the parties have signed this instrument.

Executed this 26th day of February, 2007.

AMERITAS VARIABLE LIFE                  AIM VARIABLE INSURANCE FUNDS
INSURANCE COMPANY


By: /s/ Robert C. Barth                 By: /s/ Philip A. Taylor
    ---------------------------------       ------------------------------------
Print: Robert C. Barth                  Print: Philip A. Taylor
Title: Vice President                   Title: President
Date: February 7, 2007                  Date: February 26, 2007


AMERITAS INVESTMENT CORP.               AIM DISTRIBUTORS, INC.


By: /s/ Cheryl L. Heilman               By: /s/ Gene L. Needles
    ---------------------------------       ------------------------------------
Print: Cheryl L. Heilman                Print: Gene L. Needles
Title: Vice President                   Title: President
Date: February 7, 2007                  Date: February 26, 2007


AMERITAS LIFE INSURANCE CORP.


By: /s/ Robert C. Barth
    ---------------------------------
Print: Robert C. Barth
Title: Sr. Vice President
Date: February 7, 2007